FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT to Acquire Newly Constructed Viceroy Hotel and
Interest in Institutional-Quality Office Building in Manhattan’s Financial District

Acquisitions Expected to Increase NYRR Portfolio to Over $962 Million of Purchased Assets

New York, New York, September 24, 2013 – American Realty Capital New York Recovery REIT, Inc. (“NYRR”) announced today that it has agreed to acquire the newly constructed Viceroy Hotel located on West 57th Street, between 6th and 7th Avenues, in Manhattan and take a preferred equity interest in an institutional-quality office building at 123 William Street in the Financial District of Manhattan. The aggregate cost for the two assets is $188.5 million, exclusive of closing costs. The 29-story, 240-key Viceroy Hotel was designed by renowned architectural firm, Roman and Williams. The hotel will be managed by Viceroy Hotel Group, which currently manages luxury hotels in locations including Santa Monica, Miami, Beverly Hills, Snowmass, Anguilla, Abu Dhabi and the Maldives. The institutional-quality office building located at 123 William Street contains 27 stories and approximately 513,000 rentable square feet.

Michael A. Happel, Chief Investment Officer of NYRR, noted, “We are pleased to announce these pending acquisitions of two high-quality Manhattan assets. Once acquired, our total portfolio, at cost, will approach $1.0 billion, with approximately 90% of our portfolio, by purchase price, concentrated in Manhattan. Additionally, we are excited to add our first hotel asset. The hotel is in a prime location and will be operated by what we view as a best-in-class hotel manager, Viceroy Hotel Group.”

About NYRR

NYRR is a publicly registered, non-traded real estate investment trust (“REIT”) that has qualified as a REIT for tax purposes. Additional information about NYRR can be found on its website at www.newyorkrecoveryreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
From: Anthony J. DeFazio	For: Michael A. Happel, CIO
DDCWorks	American Realty Capital New York Recovery REIT, Inc.
tdefazio@ddcworks.com	mhappel@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500